Exhibit (a)(66)

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                     Supplement No. 8 Dated August 17, 2007
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                             LOLA BROWN TRUST NO. 1B

                   Has Amended Its Offer to Purchase for Cash
                   All the Outstanding Shares of Common Stock
                                       of
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                       at
                     99% of the Net Asset Value Per Share+

      THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL EXPIRE AT
         MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 14, 2007, UNLESS THE
                           OFFER IS FURTHER EXTENDED.


                                                                 August 17, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in Alaska (the "Purchaser"), to act as information agent in connection with the Purchaser's offer to purchase all the outstanding shares of common stock, par value $0.0001 per share (the "shares"), of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), at 99% of the net asset value ("NAV") per share as of the close of trading on the New York Stock Exchange ("NYSE") on September 14, 2007, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in Supplement No. 8 dated August 17, 2007 (the "Eighth Supplement") relating to the Amended and Restated Offer to Purchase dated May 24, 2005, as amended on July 26, 2007 by Supplement No. 7, relating to the Amended and Restated Offer to Purchase dated May 24 ,2005, as amended (the "Seventh Supplement") on April 3, 2007 by Supplement No. 6, relating to the Amended and Restated Offer to Purchase dated May 24, 2005, as amended (the "Sixth Supplement"), on December 8, 2006 by Supplement No. 5, relating to the Amended and Restated Offer to Purchase dated May 24, 2005 (the "Fifth Supplement"), Supplement No. 4 dated August 14, 2006 relating to the Amended and Restated Offer to Purchase dated May 24, 2005, as amended (the "Fourth Supplement"), Supplement No. 3 dated April 25, 2006 relating to the Amended and Restated Offer to Purchase dated May 24, 2005, as amended (the "Third Supplement"), Supplement No. 2 dated January 3, 2006 relating to the Amended and Restated Offer to Purchase dated May 24, 2005, as amended (the "Second Supplement"), the Supplement dated September 13, 2005 relating to the Amended and Restated Offer to Purchase dated May 24, 2005 (the "First Supplement"), the Amended and Restated Offer to Purchase dated May 24, 2005 (the "Restated Offer") and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed Eighth Supplement to those of your clients for whom you hold shares registered in your name or in the name of your nominee. The Eighth Supplement amends the Offer by extending the expiration date to Midnight, New York City Time on September 14, 2007, unless further extended, and by providing additional information for NRL stockholders with respect to the Offer.

     CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE RESTATED OFFER AND IN THE ENCLOSED EIGHTH SUPPLEMENT.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED, AND WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 14, 2007, UNLESS THE OFFER IS FURTHER EXTENDED.

     In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Restated Offer) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Restated Offer, an agent's message (as defined in the Restated Offer), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the information agent and the depositary, as described in the Restated Offer) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

     Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the Fifth Supplement and the Restated Offer.

                                     Very truly yours,

                                     MACKENZIE PARTNERS, INC.

     Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, the depositary, the information agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Fifth Supplement, the Restated Offer, the documents previously provided to you by us with respect to the Offer and the statements contained therein.


FOOTNOTES:

+ As determined at the close of trading on the New York Stock Exchange on September 14, 2007